EXHIBIT 17.2

April 14, 2014

Tom,

I have reviewed the contents of the Bio-Solutions Corp Form 8-K to be filed on April 15, 2014.  I have no disagreement with the contents of the Form 8-K or any other disagreements with the Company.  I look forward to serving the Company over the next 24 months.

Best regards,

/s/ William J Gallagher
William J Gallagher